CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 15 to the registration statement on Form N-1A (the "Registration Statement") of Evergreen Municipal Trust of our report dated July 19, 1999, relating to the financial statements and financial highlights of Evergreen High Grade Municipal Bond Fund, Evergreen Municipal Bond Fund and Evergreen Short-Intermediate Municipal Fund (the "Funds"), appearing in the Funds' May 31, 1999 Annual Report to Shareholders, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus.



PricewaterhouseCoopers LLP
Boston, MA
September 28, 1999